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                                                                   EXHIBIT 10.26

                              EMPLOYMENT AGREEMENT

         Agreement, made this 5th day of July, 2000, between Crown Media Holdings, Inc., a Delaware corporation, with offices at 12700 Ventura Boulevard, Los Angeles, California 91604 or its permitted assigns ("Employer") and Chris Moseley ("Employee").

                                   WITNESSETH:

         WHEREAS, Employer desires to retain the services of Employee and Employee desires to be employed by Employer upon the terms and conditions set forth:

         NOW, THEREFORE, in consideration of the covenants herein contained, the parties hereto agree as follows:

         1. Employment and Duties.

                  (a) Effective July 16, 2000 (the "Effective Date"), Employer hereby employs Employee and Employee hereby agrees to serve as Executive Vice President -- Worldwide Marketing of Employer. Additionally, Employee agrees to serve in such other capacities as shall be designated from time to time by Employer, which are consistent with her position and responsibilities. Employee shall report to the President and Chief Executive Officer of Employer. Employee shall use her best efforts to promote the interests of Employer and shall devote her full business time, energy and skill exclusively to the business and affairs of Employer during the "Term" (as "Term" is defined in Paragraph 2 below).

                  (b) Employee's specific duties and authority will be as follows:

                           (i) Employee's primary duties shall be to oversee the
                  development and implementation of the overall marketing strategy for all networks owned and operated by the Employer worldwide, including the Odyssey network, The Hallmark Entertainment Network and the Kermit Network (collectively, the "Networks"). In this capacity, the senior marketing personnel at the Networks will report directly and in a solid line manner to the Employee (functionally) and

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                  also in a solid line manner (operationally) to either the CEOs of the Networks or the senior executives of the Networks to whom the senior marketing personnel have previously reported.

                           (ii) Employee shall be responsible for the
                  development of branding, packaging and identity elements for the Networks; integration of these elements across the Networks, and coordination of the advertising, promotional and research groups within the Networks.

                           (iii) Employee shall have the authority over
                  promotion of all Networks' programming across all platforms and will specifically oversee the creative and the media buys in television, print, radio, outdoor, internet, trade and other media. In addition, Employee shall have authority over consumer promotions (e.g., sweepstakes, product tie-ins), promotional merchandise and other brand enhancements or extensions designed to cross promote the Networks.

                           (iv) Employee shall be responsible for directing the
                  Networks' marketing of their products to Affiliates, providing creative and background materials to distributors that carry the Networks' programming so they can promote the brands locally. Employee shall also oversee synergy for Crown Media, Inc. properties with Hallmark tie-ins to Hallmark products and stores. Finally, Employee will be responsible for producing event presentations to advertisers and affiliates and consumer press.

                  (c) During the course of Employee's employment hereunder, Employer may be incorporating subsidiary production companies for the development of specific programming, properties or projects. Employer shall have the right to loan or make available, without additional compensation to Employee, Employee's services as an officer or director of any subsidiary of Employer or to perform services for any programming, property or project owned or controlled by Employer or any such subsidiary, provided, that Employee's services for and status with any such subsidiary shall be consistent with her duties hereunder. Employee further agrees that all the terms

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         of this Employment Agreement shall be applicable to Employee's services for each such subsidiary.

                  (d) Employee shall pass a drug test (restricted to illegal substances) to Employer's reasonable satisfaction, by a testing service approved by Employer in its reasonable judgment. Such drug test shall be completed prior to the Effective Date or as soon as practicable thereafter. Employee's failure to pass such a test by July 31, 2000 shall constitute grounds for termination for cause pursuant to Paragraph 8(a)(iii) of this Agreement.

         2. Term of Employment. The term of Employee's employment ("Term") with Employer shall commence on the Effective Date and shall end on July 15, 2003 unless terminated earlier as is provided in Paragraph 8 of this Agreement or extended by mutual agreement of the parties. Employer shall inform Employee in writing at least six (6) months prior to the end of the Term if Employer wishes to extend the Term and if so upon what terms. If Employee wishes to extend the Term the parties shall negotiate such extension in good faith, such negotiations to be completed at least three (3) months prior to the end of the Term.

         3. Compensation.

                  (a) Salary. As compensation for Employee's services hereunder, Employer shall pay to Employee a salary at the rate of $500,000 per year during the first year of the Term, $550,000 per year during the second year of the Term and $600,000 per year during the third year of the Term. Such salary shall be paid biweekly, in arrears.

                  (b) Yearly Bonuses. At the end of each calendar year during the Term and upon completion of the Term, Employee will be paid such bonus as Employer in its discretion determines, provided that Employer shall pay Employee an annual bonus of no less than 20%, of Employee's then annual salary rate for such year (pro rated for partial years, except for the first bonus payable for the calendar year 2000, which shall be calculated based on a full years salary of $500,000). A maximum bonus of 50% may be paid, in Employer's discretion, for superior performance by Employee and the operations for which she is responsible. Bonus payments shall be made no later than 30 days after

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         end of calendar year and end of the Term. Employer may, in its sole and absolute discretion, pay Executive additional bonuses.

                  (c) Signing Bonus. Employee will receive a one time signing bonus of $100,000, payable within 30 days of the Effective Date.

                  (d) Withholding. All payments of salary shall be made in appropriate installments to conform with the regular payroll dates for salaried personnel of Employer. Employer shall be entitled to deduct from each payment of compensation (including salary and bonus) to Employee such items as are required under applicable law.

                  (e) Expenses. During the Term, Employer shall pay or reimburse Employee on an accountable basis for all reasonable and necessary out-of-pocket expenses for entertainment, travel (including first class commercial air travel, or if first class air travel is not available, on a best available commercial basis), meals, hotel accommodations and other expenditures incurred by Employee in connection with Employee's services to Employer in accordance with Employer's expense account policies for its senior executive personnel or with the approval of the Chief Executive Officer of Employer.

                  (f) Fringe Benefits. During the Term, Employee shall be entitled to receive the following fringe benefits: (i) group medical, dental, life and disability insurance as per Employer policy from time to time for comparable executives of Employer, (ii) an allowance of $950.00 per month for an automobile and (iii) any other fringe benefits on terms that are or may become available generally to comparable executives of Employer, including five weeks paid vacation. Employee's level of participation in any Employee plan will be subject to Employer's discretion, but at least at a level consistent with other comparable executives of Employer. Upon presentation of documentation of the expenses, Employer will also reimburse Employee for her expenses, up to an amount of $10,000, to move her personal effects from the New York City area to the Los Angeles area.

                  (g) Stock Options. Employee will be granted, effective on the Effective Date, options to purchase 100,000 shares of Employer's common stock (the "Options") pursuant to Employer's stock option plan (the "Plan"). Such Options shall vest in four

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         equal annual installments (or such shorter vesting period as Employer may determine) commencing on the first anniversary of the Effective Date and annually thereafter, and shall be subject to the terms of the Plan and the stock option agreement to be entered into in connection therewith, provided that if Employee is terminated pursuant to Paragraph 8(b), all unvested Options shall vest at the date of termination. Additional stock options may be granted in the sole discretion of the Board of Directors of Employer.

         4. Place of Employment; Personal Assistant. During the Term, Employee shall be required to perform Employee's duties at the offices of Employer in the Los Angeles area (or such other location as may be mutually agreeable to Employer and Employee), and Employee shall undertake all reasonable travel required by Employer in connection with the performance of Employee's duties hereunder.

         5. Confidentiality, Intellectual Property; Name and Likeness.

                  (a) Employee agrees that Employee will not during the Term or thereafter divulge to anyone (other than Employer (and its executives, representatives and employees who need to know such information) or any persons designated by Employer) any knowledge or information of any type whatsoever designated or treated as confidential by Employer relating to the business of Employer or any of its subsidiaries or affiliates, including, without limitation, all types of trade secrets, business strategies, marketing and distribution plans as well as concrete proposals, plans, scripts, treatments and formats described in subparagraph (b) below. Employee further agrees that Employee will not disclose, publish or make use of any such knowledge or information of a confidential nature (other than in the performance of Employee's duties hereunder) without the prior written consent of Employer. This provision does not apply to information which becomes available publicly without the fault of Employee or information which Employee discloses in confidence to her own privileged representatives or is required to disclose in legal proceedings, provided Employee gives advance notice to the Chief Executive Officer of Employer and an opportunity to Employer to resist such disclosure in legal proceedings.

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                  (b) During the Term, Employee will disclose to Employer all concrete proposals, plans, scripts, treatments, and formats invented or developed by Employee during the Term which relate directly or indirectly to the business of Employer or any of its subsidiaries or affiliates including, without limitation, any proposals and plans which may be copyrightable, trademarkable, patentable or otherwise exploitable. Employee agrees that all such proposals, plans, scripts, treatments, and formats are and will be the property of Employer. Employee further agrees, at Employer's request, to do whatever is necessary or desirable to secure for the Employer the rights to said proposals, plans, scripts, treatments, and formats, whether by copyright, trademark, patent or otherwise and to assign, transfer and convey the rights thereto to Employer at Employer's expense.

                  (c) Employer shall have the right in perpetuity to use Employee's name reasonably in connection with credits for programming, properties and projects for which Employee performs any services.

         6. Employee's Representations. Employee represents and warrants that:

                  (a) Employee has the right to enter into this Agreement and is not subject to any contract, commitment, agreement, arrangement or restriction of any kind which would prevent Employee from performing Employee's duties and obligations hereunder;

                  (b) To the best of Employee's knowledge. Employee is not subject to any undisclosed medical condition which might have a material effect on Employee's ability to perform satisfactorily Employee's services hereunder.

         7. Non-Competition; No Raid.

                  (a) During the Term, Employee shall not engage directly or indirectly, whether as an employee, independent contractor, consultant, partner, shareholder or otherwise, in a business or other endeavor which interferes with any of her duties or obligations hereunder or which is directly competitive with the business of the Employer or its subsidiaries, including but not limited to the production, distribution or any other exploitation of audiovisual television material (the "Other Business").

                  (b) Employee further agrees that during the Term and for a period of one year thereafter, Employee will not employ, or knowingly attempt to employ or assist

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         anyone else to employ, any person who Employee knows or reasonably should know is, at the date of termination of Employee's employment, working as an officer, policymaker or in high-level creative development or distribution (including without limitation executive employees) for or rendering substantially full-time services as such to Employer or its affiliates.

         8. Termination.

                  (a) This Agreement may be terminated and the Term ended on five (5) business days' written notice for any one of the following reasons (except (i) in which case termination shall occur on the date of death):

                           (i) The death of Employee;

                           (ii) The physical or mental disability of Employee to
                  such an extent that Employee is unable to render services to Employer for a period exceeding an aggregate of ninety (90) business days during any twelve month period of the Term. For purposes of counting the aggregate of ninety (90) business days, days properly designated by Employee as vacation days shall not be counted;

                           (iii) For "cause," which for purposes of this
                  Agreement shall be defined as:

                                    (A) the continuing use, after Employer's
                           warnings, of drugs and/or alcohol which interfere materially with Employee's performance of Employee's services under this Agreement;

                                    (B) Employee's conviction of any act which
                           constitutes a felony under federal, state or local laws or the law of any foreign country;

                                    (C) Employee's persistent failure after
                           written notice to perform, or Employee's persistent refusal to perform after written notice, any of Employee's duties and responsibilities pursuant to this Agreement; or

                                    (D) Employee's dishonesty in non-trivial
                           financial dealings with or on behalf of Employer, its subsidiaries, affiliates and parent corporation or in connection with performance of her duties hereunder.

                  (b) Employer shall also have the right to terminate Employee prior to the expiration of the Term in addition to pursuant to Paragraph 8(a) above by providing

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         Employee with not less than ninety (90) days' advance notice in writing. In the event of a termination pursuant to this Paragraph 8(b), the Employer shall pay to the Employee in a lump sum (but subject to Paragraph 3(d)), the remaining salary and minimum bonus amounts described in Paragraph 3(a) and (b) above for the balance of the Term, discounted at "prime" rates to present value at the time of payment. If Employer terminates Employee under this Paragraph 8(b), Paragraph 7 shall not apply from the date of termination. Employee shall have no obligation for "mitigation" of or offset against the amounts payable under this Paragraph 8(b).

                  (c) In the event that Employer terminates this Agreement due to any of the reasons set forth in Paragraphs 8(a)(i), 8(a)(ii) or 8(a)(iii)(A-D) above, Employee shall be paid Employee's salary through the later of the expiration of the five (5) business days period referred to in Paragraph 8(a) or the end of the month in which the termination event occurs, after which Employer's obligation to pay salary to Employee shall terminate. After making the payments provided for in this sub-paragraph (c), Employer shall have no further obligations to Employee pursuant to this Agreement.

                  (d) Upon termination of this Agreement, Employee shall promptly return all of Employer's property to Employer.

                  (e) Upon termination of Employee's employment for any reason, Employee shall tender Employee's resignation from the Board of Directors of any of Employer's subsidiaries or affiliates on which Employee is serving, and Employer shall accept such resignation forthwith.

         9. Breach; Remedies. Both parties recognize that the services to be rendered under this Agreement by Employee are special, unique and extraordinary in character, and that in the event of the breach by Employee of the terms and conditions of this Agreement, Employer shall be entitled, inter alia, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either in law or in equity, to obtain damages for any breach of this Agreement, and to seek to enforce the specific performance thereof by Employee, and/or to seek to enjoin Employee from performing services for any other person, firm or corporation. The parties further stipulate that the law of Colorado shall apply to any dispute of action regarding this Agreement.

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         10. Assignment. This Agreement is a personal contract and, except as specifically set forth herein, the rights, interests and obligations of Employee herein may not be sold, transferred, assigned, pledged or hypothecated, although he may assign or use as security payments due hereunder from Employer. The rights and obligations of Employer hereunder shall bind in their entirety the successors and assigns of Employer, although Employer shall remain fully liable hereunder. As used in this Agreement, the term "successor" shall include any person. firm, corporation or other business entity which at the time, whether by merger, purchase or otherwise, acquires all or substantially all of the assets or business of Employer.

         11. Amendment; Captions. This Agreement contains the entire agreement between the parties. It may not be changed orally, but only by agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought. Paragraph headings are for convenience of reference only and shall not be considered a part of this Agreement. If any clause in this Agreement is found to be unenforceable, illegal or contrary to public policy, the parties agree that this Agreement shall remain in full force and effect except for such clause.

         12. Prior Agreements. This Agreement supersedes and terminates all prior agreements between the parties relating to the subject matter herein addressed, and sets out the full agreement between the parties concerning its subject matter.

         13. Notices. Any notices or other communications required or permitted hereunder shall be in writing and shall be deemed effective when delivered in person or. if mailed, by registered or certified mail, return receipt requested, in which case the notice shall be deemed effective on the date of deposit in the mails, postage prepaid, addressed to Employee at the address for Employee appearing in Employer's records, with a copy to Gavin McElroy, Esq., Frankfurt, Garbus, Klein & Selz, 488 Madison Avenue, 9th Floor, New York, NY 10022. Notices to Employer shall be addressed to its Chief Executive Officer at the address first written above, with a copy to the Senior Vice President of Legal and Business Affairs, 6430 South Fiddlers Green Circle, Suite 500, Englewood, CO 80111. Either party may change the address to which notices are to be addressed by notice in writing given to the other in accordance with the terms hereof.

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         14. Periods of Time. Whenever in this Agreement there is a period of time specified for the giving of notices or the taking of action, the period shall be calculated excluding the day on which the giver sends notice and excluding the day on which action to be taken is actually taken.

         15. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, and all of which, taken together, shall constitute one instrument.

         IN WITNESS WHEREOF, Employer has by its appropriate officer signed this Agreement and Employee has signed this Agreement as of the day and year first above written.

         CROWN MEDIA HOLDINGS, INC.

         By  /s/ DAVID EVANS
            ---------------------------
                 David Evans

         Title   President & CEO
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                   EMPLOYEE

         /s/ CHRIS MOSELEY
         ------------------------------
         Chris Moseley

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